                                  EXHIBIT 99.3

                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

      On June 15, 2004, ScanSoft, Inc. ("ScanSoft") acquired all of the outstanding stock of Telelogue, Inc. ("Telelogue") in exchange for cash consideration. The consideration consists of an amount equal to approximately $2,206,000 in cash (less certain expenses), of which $500,000 was placed in escrow to cover certain indemnification obligations, and a contingent payment of up to $2,000,000 in cash to be paid, if at all, on or about July 31, 2005, upon the achievement of certain performance goals. The purchase price of approximately $3,396,000, includes cash consideration of $2,206,000, estimated transaction costs of $893,000 and debt assumed of $297,000. The merger is a taxable event and has been accounted for as a purchase of a business.

      On December 19, 2003, ScanSoft, acquired all of the outstanding stock of Locus Dialogue, Inc. ("Locus") in exchange for stock consideration. The total purchase price was approximately $13,030,000 including stock consideration of $12,370,000 and transaction costs of approximately $660,000. The merger is a taxable event and has been accounted for as a purchase of a business. The results of operations of Locus for the period subsequent to December 19, 2003 are included within the unaudited historical consolidated statement of operations of ScanSoft for the twelve months ended December 31, 2003.

      On August 11, 2003, ScanSoft acquired all of the outstanding stock of SpeechWorks International, Inc ("SpeechWorks") in exchange for 0.860 of a share of ScanSoft common stock for each outstanding share of SpeechWorks stock. This transaction resulted in the issuance of approximately 32.5 million shares of ScanSoft common stock, representing approximately 33% of the outstanding common stock of ScanSoft after the completion of the acquisition. The purchase price of approximately $175,450,000, including transaction costs of approximately $4,500,000, was determined based on the shares of ScanSoft common stock issued multiplied by $5.26 per share (the average closing price of ScanSoft common stock for a total of five days, immediately prior and subsequent to the announcement of the acquisition). The merger is a tax-free merger and has been accounted for as a purchase of a business. The results of operations of SpeechWorks for the period subsequent to August 11, 2003 are included within the unaudited historical consolidated statement of operations of ScanSoft for the twelve months ended December 31, 2003.

      On October 7, 2002, ScanSoft entered into a definitive agreement with Royal Philips Electronics ("Philips") to acquire the Philips Speech Processing Telephony and Voice Control business units ("PSP") and related intellectual property. On January 30, 2003, ScanSoft completed the acquisition of PSP on the terms set forth in the purchase agreement dated October 7, 2002, as amended. As consideration for these business units and intellectual property, ScanSoft paid
3.1 million euros ($3,400,000) in cash at closing, subject to adjustment in accordance with the provisions of the purchase agreement, as amended, a deferred payment of 1.0 million euros in cash prior to December 31, 2003, a 5.0 million euro note due December 31, 2003 and bearing 5.0% interest per annum and a $27,500,000 three-year, zero-interest subordinated debenture, convertible at any time at Philips' option into shares of our common stock at $6.00 per share. The transaction was accounted for as a purchase. The results of operations of PSP for the period subsequent to January 30, 2003 are included within the unaudited historical consolidated statement of operations of ScanSoft for the twelve months ended December 31, 2003.

      The purchase price was subject to adjustment based on calculations set forth in the purchase agreement, as amended, which required agreement by the parties. In accordance with the provisions of the agreement, ScanSoft and Philips agreed during the fourth quarter of 2003 to a final purchase price, adjustment of approximately $4,100,000, resulting in a corresponding reduction in goodwill. ScanSoft received $1,100,000 of the purchase price adjustment prior to December 31, 2003. The remaining $3,000,000 (2.5 million euros), recorded in other current assets at December 31, 2003, was received on January 5, 2004.

      The following tables show summary unaudited pro forma financial information as if ScanSoft, PSP, SpeechWorks, Locus and Telelogue had been combined as of January 1, 2003 for statement of operations purposes.

      The unaudited pro forma combined financial information of Telelogue is based on estimates and assumptions, which are preliminary and have been made solely for purposes of developing such pro forma information. The estimated pro forma adjustments arising from the recently completed acquisition of Telelogue are derived from the preliminary purchase price allocation. The final purchase price allocation is pending primarily due to the payment of any earnout amounts contingent upon the achievement of certain milestones. The final determination of fair value of the assets acquired and resulting goodwill may differ significantly from that reflected in the pro forma statement of operations and balance sheet. The final purchase price allocation is expected to be substantially determined in connection with our filing of our December 31, 2004 financial statements.

      The historical financial information of Telelogue for the year ended December 31, 2003 has been derived from the audited financial statements of Telelogue which are included in this Form 8-K/A. The historical financial information of Telelogue for the period from January 1, 2004 to June 15, 2004 has been derived from the unaudited financial statements of Telelogue. The results of operations of Telelogue for the period subsequent to June 15, 2004 are included in the unaudited consolidated statements of operations of ScanSoft for the six months ended June 30, 2004. The combined consolidated balance sheet was previously filed on Form 10-Q for the period ended June 30, 2004.

      The unaudited pro forma combined financial information of PSP, SpeechWorks, and Locus are based on the final purchase price allocation.

      Pro forma adjustments reflect only those adjustments which are factually determinable and do not include the impact of contingencies. Pro forma adjustments include recording the fair value of the assets to be acquired and the liabilities to be assumed of Telelogue, subject to adjustment pending the completion of a post-closing review of the purchased assets. The pro forma information includes the payment of $2,206,000 in cash consideration and the accrual of $162,500 related to investment bankers' fees and legal and accounting professional service fees incurred by Telelogue which were accrued as of June 15, 2004. ScanSoft also has accounted for $730,000 of anticipated transaction fees, which include legal and accounting fees, investment bankers' fees and due diligence fees. These anticipated transaction fees are included in the total estimated purchase consideration.

      The acquisition of Telelogue by ScanSoft has given rise to headcount reductions. These headcount reductions included only Telelogue employees and resulted in severance costs of approximately $474,000. These costs will be accrued in accordance with Emerging Issue Task Force No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" ("EITF No. 95-3").

      A Summary of the transaction is as follows:

Estimated Purchase Consideration
       Cash                                                   $ 2,206,000
       Debt Assumed                                               297,000
       Transaction Costs                                          893,000
                                                              -----------
                     Total Estimated Purchase Consideration   $ 3,396,000

Preliminary Allocation of Purchase Consideration
       Current Assets                                         $   313,000
       Property & Equipment                                       637,000
       Identifiable Intangible Assets                             550,000
       Goodwill                                                 3,084,000
                                                              -----------
                     Total Assets Acquired                      4,584,000
       Current Liabilities                                       (685,000)
       Long-term Liabilities                                     (503,000)
                                                              -----------
                     Total Liabilities Assumed                 (1,188,000)
                                                              -----------
                                                              $ 3,396,000

      ScanSoft believes that the $550,000 of value ascribed to identifiable intangible assets will be allocated to completed and core technology and customer relationships (including license agreements). The pro forma adjustments to Telelogue's historical data made in determining the net tangible assets acquired include the elimination of $416,000 of stockholders' equity.

      The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if each transaction had been consummated as of January 1, 2003 for statement of operations purposes nor is the data necessarily indicative of future operating results. The unaudited pro forma combined financial data and related notes thereto should be read in conjunction with "ScanSoft's Management's Discussion and Analysis of Financial Condition and Results of Operations" as previously filed on ScanSoft's Form 10-K and Form 10-Q and the historical financial statements of Telelogue included in this Form 8-K/A.

ScanSoft, Inc.
Unaudited Pro Forma Combined Statement of Operations
For the Twelve Months Ended December 31, 2003


                                                                                     Pro forma         SPWX(C)       Pro forma
                                                         ScanSoft(A)     PSP(B)     adjustments      Jan to 8/11    adjustments
                                                         (in thousands, except per share amounts)
Revenues third parties                                    $ 128,681      $ 1,116    $         -       $ 24,293
Revenues related party                                        6,718            -                             -
                                                          ---------      -------    -----------       --------       -------
Total revenue                                             $ 135,399      $ 1,116    $         -       $ 24,293       $     -

Costs:
Cost of Revenue
     - stock based compensation                                  11
     -all other expenses                                     14,213           11             (2) (6)     2,105
Cost of revenue from amort. of intangible assets             10,516            -             40  (7)       795          (443) (4)(5)
Cost of revenue from services                                11,910            -                         9,727
Research and development
     - stock based compensation                                  15
     -all other expenses                                     33,938          837                         7,107
Selling general and administrative
     - stock based compensation                                 304
     -all other expenses                                     64,964          874                        31,426
Amort. of goodwill and other intangible assets                2,297            -             63  (7)     2,057        (1,001) (4)(5)
Restructuring and other charges                               3,693            -                           729

                                                          ---------      -------    -----------       --------       -------
Total costs and expenses                                    141,861        1,722            101         53,946        (1,444)
                                                          ---------      -------    -----------       --------       -------

Income (loss) from operations                                (6,462)        (606)          (101)       (29,653)        1,444

Other (expense) income, net                                     675          (10)           (14) (8)       537

                                                          ---------      -------    -----------       --------       -------
Income (loss) before income taxes                            (5,787)        (616)          (115)       (29,116)        1,444
Provision for (benefit from) income taxes                      (269)           -              -           (119)            -
                                                          ---------      -------    -----------       --------       -------

Net income (loss)                                         $  (5,518)     $  (616)   $      (115)      $(28,997)      $ 1,444
                                                          =========      =======    ===========       ========       =======

Charges related to the conv. of preferred stock           $       -      $     -    $         -       $      -       $     -

Net income (loss) attributable to common shareholders     $  (5,518)     $  (616)   $      (115)      $(28,997)      $ 1,444
                                                          =========      =======    ===========       ========       =======

Pro forma net loss per common share:
Basic and Diluted                                         $   (0.07)                                  $  (0.89)

Shares used in pro forma net loss per share calculation:
Basic and Diluted                                            78,398                                     32,632        19,829

                                                             Locus(D)     Pro forma                       Pro forma      Pro forma
                                                           Jan to 12/19  adjustments      Telelogue(E)   adjustments      Combined
Revenues third parties                                       $  2,589                       $  1,268                     $ 157,947
Revenues related party                                              -                              -                         6,718
                                                             --------       -----           --------       -------       ---------
Total revenue                                                $  2,589       $   -           $  1,268       $     -       $ 164,665

Costs:
Cost of Revenue
     - stock based compensation                                                                                                 11
     -all other expenses                                          585                            536                        17,448
Cost of revenue from amort. of intangible assets                    -          82  (2)             -                        10,990
Cost of revenue from services                                       -                              -                        21,637
Research and development
     - stock based compensation                                                                                                 15
     -all other expenses                                          667                          2,061                        44,610
Selling general and administrative
     - stock based compensation                                                                                                304
     -all other expenses                                        4,336                          1,521                       103,121
Amort. of goodwill and other intangible assets                    775        (552) (2)(3)          -           121 (1)       3,760
Restructuring and other charges                                     -                              -                         4,422

                                                             --------       -----           --------       -------       ---------
Total costs and expenses                                        6,363        (470)             4,118           121         206,318
                                                             --------       -----           --------       -------       ---------

Income (loss) from operations                                  (3,774)        470             (2,850)         (121)        (41,653)

Other (expense) income, net                                      (585)                            21                           624

                                                             --------       -----           --------       -------       ---------
Income (loss) before income taxes                              (4,359)        470             (2,829)         (121)        (41,029)
Provision for (benefit from) income taxes                          25           -               (228)                         (591)
                                                             --------       -----           --------       -------       ---------

Net income (loss)                                            $ (4,384)      $ 470           $ (2,601)      $  (121)      $ (40,438)
                                                             ========       =====           ========       =======       =========

Charges related to the conv. of preferred stock              $      -       $   -           $  1,537       $(1,537)(1)   $       -

Net income (loss) attributable to common shareholders        $ (4,384)      $ 470           $ (4,138)      $ 1,416       $ (40,438)
                                                             ========       =====           ========       =======       =========

Pro forma net loss per common share:
Basic and Diluted                                                                                                        $   (0.40)

Shares used in pro forma net loss per share calculation:
Basic and Diluted                                               2,329       2,252                                          100,479

(A) As reported in ScanSoft's annual report on Form 10-K for the year ended December 31, 2003 as filed with the SEC.

(B) Derived from PSP's unaudited financial information for the period from January 1, 2003 through January 30, 2003.

(C) Derived from SpeechWorks' unaudited financial information for the period from January 1, 2003 through August 11, 2003.

(D) Derived from Locus' unaudited financial information for the period from January 1, 2003 through December 19, 2003.

(E) As reported in Telelogue's financial information for the year ended December 31, 2003 included in this Form 8-K/A.

       See accompanying Notes to Unaudited Pro Forma Financial Statements.

SCANSOFT, INC.
UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
FOR THE SIX MONTHS ENDED JUNE 30, 2004

                                                                     HISTORICAL      HISTORICAL      PRO FORMA       PRO FORMA
                                                                    SCANSOFT (A)    TELELOGUE(B)    ADJUSTMENTS      COMBINED
                                                                    ------------    ------------    -----------      --------
                                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Product licenses                                                     $  65,504       $     295       $       -       $  65,799
Professional services                                                   21,444               -               -          21,444
Related party                                                            1,955               -               -           1,955
                                                                     ---------       ---------       ---------       ---------
Total revenue                                                           88,903             295               -          89,198
                                                                     ---------       ---------       ---------       ---------

Costs and expenses:
   Cost of revenue                                                       7,017             409               -           7,426
   Cost of professional services - stock based compensation                 60               -               -              60
                                         - all other expenses           14,665               -               -          14,665
   Cost of revenue from amortization of intangible assets                5,621               -               -           5,621
   Research and development - stock based compensation                     137               -               -             137
                                     - all other expenses               17,829             839               -          18,668
   Selling general and administrative - stock based compensation           652               -               -             652
                                           - all other expenses         43,300           1,246               -          44,546
   Amortization of other intangible assets                               1,303               -              55 (1)       1,358
   Restructuring and other charges                                         801               -               -             801

                                                                     ---------       ---------       ---------       ---------
Total costs and expenses                                                91,385           2,494              55          93,934
                                                                     ---------       ---------       ---------       ---------

loss from operations                                                    (2,482)         (2,199)            (55)         (4,736)
Other income (expense), net                                                243              (1)              -             242
                                                                     ---------       ---------       ---------       ---------
loss before income taxes                                                (2,239)         (2,200)            (55)         (4,494)
Provision for income taxes                                                 984               -               -             984
                                                                     ---------       ---------       ---------       ---------

Net loss                                                             $  (3,223)      $  (2,200)      $     (55)      $  (5,478)
                                                                     ---------       ---------       ---------       ---------

Charges related to the conversion of preferred stock                 $       -       $     375       $    (375)(1)   $       -

Net income (loss) attributable to common shareholders                $  (3,223)      $  (2,575)      $     320       $  (5,478)
                                                                     =========       =========       =========       =========

Net loss per common share:
  Basic and Diluted                                                  $   (0.03)                                      $   (0.05)

Weighted average common shares:
  Basic and Diluted                                                    101,637                                         101,637


(A) As reported in ScanSoft's quarterly report on Form 10-Q for the six months ended June 30, 2004 as filed with the SEC.

(B) Derived from Telelogue's financial information for the period from January 1, 2004 through June 15, 2004.

  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                                 SCANSOFT, INC.
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

      Pro forma adjustments reflect only those adjustments which are factually determinable and do not include the impact of contingencies. Pro forma adjustments include the following:

      (1) Adjustments to record amortization expense of $121,000 and $55,000 for the identifiable intangible assets associated with the Telelogue acquisition for the year ended December 31, 2003 and the six months ended June 30, 2004, respectively. Finalization of the allocation of the purchase price to tangible and identifiable intangible assets acquired and liabilities assumed is preliminary pending collection of data to evaluate estimates of future revenues and earnings to determine a discounted cash flow valuation of certain intangibles that meet the separate recognition criteria of FAS 141. ScanSoft expects this process and subsequent allocation of purchase price to be complete within 180 days of the closing of the transaction. ScanSoft's preliminary assessment is that the weighted average useful life of the acquired identifiable intangible assets will be 5 years. The acquired identifiable intangible assets will be amortized using the straight-line method. An increase in the amount of identifiable intangible assets or a change in the allocation between the acquired identifiable intangible assets and goodwill for the Telelogue acquisition of $100,000 would result in a change in pro forma annual amortization expense of approximately $20,000. An increase in the weighted average useful life of the acquired identifiable intangible assets from 5 years to 6 years would result in a decrease in pro forma amortization expense of approximately $18,000 and $9,000 for the year ended December 31, 2003 and the six months ended June 30, 2004, respectively. A decrease in the weighted average useful life of the acquired identifiable intangible assets from 5 years to 4 years would result in an increase in pro forma amortization expense of approximately $28,000 and $14,000 for the year ended December 31, 2003 and the six months ended June 30, 2004, respectively. Also includes the adjustment to eliminate charges related to the accretion of dividends on convertible preferred stock of $1,537,000 and $375,000 for the year ended December 31, 2003 and the six months ended June 30, 2004, respectively. These charges would not have been incurred if the acquisition occurred January 1, 2003.

      (2) Adjustment to record amortization expense of $305,000 for the identifiable intangible assets associated with the acquisition of Locus for the year ended December 31, 2003.

      (3) Adjustment to eliminate amortization expense of $775,000 for the year ended December 31, 2003 related to intangible assets of Locus existing prior to the acquisition.

      (4) Adjustment to record amortization expense of $1,408,000 for the identifiable intangible assets associated with the SpeechWorks acquisition for the year ended December 31, 2003 as if the acquisition had occurred on January 1, 2003.

      (5) Adjustment to eliminate amortization expense of $2,852,000 for the year ended December 31, 2003 related to intangible assets of SpeechWorks existing prior to the acquisition.

      (6) Adjustment to eliminate amortization expense of $2,000 for the year ended December 31, 2003 related to intangible assets of PSP existing prior to the acquisition.

      (7) Adjustment to record amortization expense of $103,000 for the year ended December 31, 2003 for the identifiable intangible assets associated with the PSP acquisition, as if the acquisition had occurred January 1, 2003.

      (8) Adjustment to record interest expense of $20,000 for the year ended December 31, 2003 on the 5.0 million euro promissory note issued as partial purchase consideration for the PSP acquisition, bearing interest at 5% per annum as if the acquisition had occurred on January 1, 2003. Also includes adjustment to record imputed interest expense of $4,000 for the year ended December 31, 2003 on the non-interest bearing deferred payment of 1.0 million euro to be paid on December 31, 2003 as partial consideration for the PSP acquisition, as if the acquisition had occurred on January 1, 2003. Also includes the adjustment to eliminate interest expense of $10,000 for the year ended December 31, 2003, recorded on inter-company balances between PSP and Phillips as if the acquisition had occurred on January 1, 2003.